PRESS RELEASE March 2005

INVISA AND RYTEC REVISE DISTRIBUTION AGREEMENT:
$300,000 IN REVENUES FOR INVISA IN FISCAL 2005

Sarasota, FL, March 2, 2005 - Invisa, Inc. (OTC BB: INSA), an electronic life safety and security company that commercializes patented presence-sensing technologies, announced today that the Original Equipment and Distribution License Agreement executed by Invisa and Rytec Corporation has been revised. The $300,000 paid to Invisa by Rytec as an advance against future product delivery will be recognized by both companies as compensation for development efforts in 2005.

The draw down of the funding will be recorded in increments of $75,000 over the four quarters of fiscal (calendar) 2005. As consideration for the revision, Rytec will receive “Most Favored Nation” pricing on Invisa sensors.

Invisa’s President and CEO, Herb Lustig, said, “The evolution of this agreement is important. Not only does it continue and extend one of our most valued business relationships, but it reaffirms Rytec’s commitment to our InvisaShield™ technology. We are delighted that we share a common vision with an industry leader.”

Don Grasso, Chairman and CEO of Rytec, said, “Rytec is committed to being a technology leader in the high-performance door industry. Our long-term relationship with Invisa is consistent with our commitment to establishing key partnerships and our emphasis on safety.”

About Invisa: Invisa delivers presence-sensing solutions for safety and security applications. InvisaShield™ enabled devices measure an invisible zone of detection making powered closures (such as gates and garage doors) safer and monitored objects (such as museum exhibits and displays) more secure.

About Rytec: Rytec Corporation of Jackson, WI is the largest U.S. manufacturer of high-speed commercial and industrial doors. The use of high-speed doors improves operational efficiencies, aids in environmental control, reduces down time, and saves energy and money.

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “potential” and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Factors which may cause such differences include, but are not limited to a continuing successful business relationship with Rytec, as well as risks disclosed in the company’s SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements.

For information on Invisa technology and products, call 941-355-9361, or visit www.invisa.com.

For Invisa Investor Relations contact Dave Gentry, Aurelius Consulting Group, 541 South Orlando Avenue, Suite 206, Maitland, FL 32751, 407-644-4256, www.runonideas.com.

For Rytec information: contact Rytec Corporation, One Cedar Parkway, Jackson, WI 53037, 888-467-9832, www.rytecdoors.com.

Copyright © 2004 - 2005 Invisa, Inc. All rights reserved.

Invisa™, InvisaShield™, SmartGate® and “Safe. Secure. No Question.”™ are trademarks of Invisa, Inc. in the United States and/or other countries. Invisa, Inc.’s products are protected by one or more of the following: U.S. Patents No. 5,337,039, U.S. Patent No. 6,819,242 and additional pending U.S. and foreign patent applications.